Exhibit 99(a)(5)(F)

Name:	Tom Albanese
Title:	CEO
Company:	Rio Tinto
Date:	19/07/07
Time:	14:00 EST
Channel:	CNBC US
Duration:	7 mins 23 secs

Interview with Tom Albanese

Erin Burnett

The biggest mining deal in history is in the works right now, so why is Anglo-Australian miner Rio Tinto stepping in to buy Canada's Alcan? Here now in an exclusive CNBC interview: Tom Albanese, CEO of Rio Tinto. Tom, thank you so much for coming out; great to see you. I know you've been travelling all over the world here.

Tom Albanese

Good to see you.

Erin Burnett

All right. First let's just take a look at what's going on with Alcoa. They had this hostile offer out for Alcan; everyone thought that, once they lost to you, BHP might buy them. It turns out BHP this afternoon said, 'Hey, we're not going to do it.' Alcoa shares are down 7%. Do you want to make it better or worse for Alcoa today? What about a big Rio Alcan Alcoa?

Tom Albanese

Well, it's all very, very simple for us. We have had a long-term relationship with Alcan for many, many years. We've common joint venture, common interests. We've had some discussions; I'd say it's been a long way from getting to the altar over the past few months, but with the Alcoa hostile takeover attempt at Alcan, that's essentially opened the door for us to have a friendly discussion, which turned out to be good for both of us.

Erin Burnett

Obviously, I know, everyone had been talking about how Rio had not been at the big mining deal parties. You come out with a big cahuna like this one. Is this it, or would you look at trying to put Alcoa in there, too, and making it a giant?

Tom Albanese

We're very happy with Alcan; we're going to work to get this closed. Already, I've been meeting with the team yesterday up in Montreal, and we're working just through integration. We're just going to get this going and run our businesses.

Erin Burnett

Can I take Alcoa off the table for now?

Tom Albanese

Take it off the table.

Erin Burnett

All right; Alcoa's off the table. I want to ask you another question, because it's obviously here you're going from, what was it, about 10% of your business to aluminum, to as much as 40%. You liked aluminum, because I think I read somewhere that, while most people have fiberglass boats, you actually had an aluminum boat?

Tom Albanese

I have an aluminum canal boat. Most of them are made of steel on the old canals in London, and so I putter around this on the weekend when I get the chance — it's not often these days — and it's made of aluminum, yes.

Erin Burnett

All right, so you had a sense that aluminum could be a good way to go here.

Tom Albanese

Yes.

Erin Burnett

Aluminum, as a metal, in terms of its performance, has really been a laggard. I mean, if I look at it, it's up 6% over the past year. Lead's doubled; tin has surged, everybody except for copper. Is that going to completely change?

Tom Albanese

Well, that's given us what we see as a buying opportunity. All the other metals, which we're also in, by the way, have really benefited from China growing. Aluminum demand has grown quite a bit in China, but the supply has also caught up. We think that the supply's not going to keep up with the demand. Being big in aluminum's good for us.

Erin Burnett

All right, and is this really — if you were to say there's one thing you're betting on, you said China — is this basically, there's a lot of reasons, but the number one reason is China?

Tom Albanese

China is really growing. Our iron ore business has really been doing well with China. Our copper business has been really doing well with China. Our own forecasts for China are actually for slower growth than we're actually seeing right now. The overall industrialization, the urbanization of China puts us in a very good position in the mining sector, the commodities and metals sector. I think that this acquisition, with the aluminum that comes with it, the leadership comes with it and will position us even better than we are right now in China.

Erin Burnett

All right. Is China growing more quickly right now in advance of the Olympics, especially with the building, because everyone's talking about how, when you build all these skyscrapers, you have to have copper, steel, and aluminum?

Tom Albanese

Yes.

Erin Burnett

But is this something that, come end of 2008, we're going to see a sharp drop-off from China?

Tom Albanese

Well, initially the growth in China was all in Beijing, in Shanghai, the places where you come and see for the Olympics. Now, if you get into the secondary cities, the tertiary cities, you're seeing the same type of growth. It's quite pervasive through, so I think it's more than just an Olympic thing.

Erin Burnett

It's interesting for Rio Tinto, making a $38bn on aluminum, quadrupling your business there. Is that it? Is it aluminum, or are you going to try to also do acquisitions or grow in iron ore or other areas?

Tom Albanese

We are growing our iron ore business; we're growing our copper business; we're growing our uranium business; we're growing our coal, our diamond businesses. All of our businesses, we're looking for opportunities to expand them, for the most part with our internal war bodies, our internal resources that are putting capital in. In this case, we can grow quite nicely with an acquisition.

Erin Burnett

All right, so you will do acquisitions if needed, but it sounds like what you're saying is, they're not going to be big; they're not going to be Alcan $38bn ones.

Tom Albanese

We always keep our eyes on everything.

Erin Burnett

Eyes on everything; okay. What about this deal? I want to talk a little bit more about how you're going to get it done: $38bn in cash. Here, at the New York Stock Exchange every morning, and all afternoon, all I hear about is people worried about the debt market and worried about financing $38bn in cash means there's going to be a lot of debt in there. You must be very confident.

Tom Albanese

We have a very strong balance sheet and we see, even with this finance thing, that we will stay investment-grade. Our objective is to say A-rated, even with this acquisition. We generate about $1bn cash flow. We certainly look at our overall portfolio; we may make some disposals along the way, but we'll bring that gearing back down.

Erin Burnett

Now, investment-grade: a little bit — because I talk to a couple of debt people today because I wanted to get a sense of $38bn — you didn't have much debt, you're right, but Moody's are saying could put your debt equity up to 64%. I know you want to sell your packaging business: say you get $5bn for that, so say you sell a few more things. It's not going to be easy to stay investment grade; you're going to have to work at it.

Tom Albanese

We'll have to work at it, but that's certainly going to be — completing this deal, getting the integration going, getting the debt down, and continuing to look at opportunities elsewhere in the business: all big priorities for me in the coming months.

Erin Burnett

All right, but because you're doing this deal and you're working on financing it, you're not going to — you don't have to wait until it's done to look at other opportunistic things.

Tom Albanese

We are looking for opportunities to grow through the business, if it makes sense, if it contributes to value, and it's consistent with our strategy. Our strategy's really simple: focusing on big, long-life opportunities to feed into the demand. For most of our businesses, the demand is quite strong, mainly because of China. The markets are ok in the US; the markets are ok in Europe, they're okay in Japan. You've got to watch India because India's marching up now maybe five years, maybe ten years behind China.

Erin Burnett

What is your biggest concern right now? Is it when you look at demand for metals? Is it the US housing market, is it something in China? What is kind of the one thing that you're saying, 'That cylinder is not firing right now?'

Tom Albanese

How can our supply keep up with the demand? In our entire industry, finding truck tires, finding trucks, finding big pieces of equipment, finding engineers. We are short of everything. We just can't keep up with the demand.

Erin Burnett

So you're saying, to actually go out and operate the mines, you don't have enough vehicles, whether it's Caterpillar, Manitowoc, or whoever's making them, that's what you're short of.

Tom Albanese

Every single day, we are struggling to keep up with the strong demand.

Erin Burnett

That's incredible. You just made Cat's case pretty well for Cat. Engineers and hiring: big problems there.

Tom Albanese

For the past 20 years people haven't wanted to be a mining engineer. They've wanted to do every single thing but being a mining engineer. As consequence of that, our professionals, aging work force, aging demographics over the next five [or] ten years a lot will be retiring, and they're not replacing themselves, much less growing. We're really struggling to find the professionals we need in our industry.

Erin Burnett

All right, well Tom, thank you so much!

Tom Albanese

Great place to get a job, by the way.

Erin Burnett

Right, okay. And this is a hiring pitch. All right, well thank you so much; wonderful to see you. Thanks so much for coming in. Tom Albanese: he's the man doing the biggest mining deal ever as we've told you, the $38bn cash offer for Alcan. Alcoa, we're sorry, unable to help you today.

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